Exhibit 3.66

CERTIFICATE OF FORMATION

OF

SABRA HEALTH CARE PENNSYLVANIA, LLC

1. The name of the limited liability company is Sabra Health Care Pennsylvania, LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of October 10, 2011.

/s/ Deborah-Lore C. Secard
Name: Deborah-Lore C. Secard
Title: Authorized Person